Exhibit 99.1

Rennova Health, Inc. Complies with Nasdaq Rule 5550(b)

West Palm Beach, Fla. (June 14, 2016) Rennova Health, Inc. (NASDAQ:RNVA), (NASDAQ: RNVAW), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers announced today that on June 8, 2016, Nasdaq confirmed that the Company complies with Nasdaq Rule 5550(b)(3) due to the fact that the Company had net income from continuing operations in excess of $500,000 in two of the three most recently completed fiscal years. Nasdaq had previously written to the Company on April 26, 2016 stating that the Company did not comply with the minimum stockholders’ equity requirement under Nasdaq Rule 5550(b)(1). However, after consultation with the Company, Nasdaq determined that the Company does comply with Listing Rules 5550(b) and this matter is now closed.

The Company remains under notification from Nasdaq that the bid price of the Company's common stock closed below the minimum $1.00 per share bid price requirement for continued listing under Nasdaq Rule 5550(a)(2) (the "Rule").  In accordance with Nasdaq Rule 5810(c)(3)(A), the Company has until September 12, 2016 to regain compliance.  If at any time before September 12, 2016, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Rule.  If the Company does not regain compliance by September 12, 2016, an additional 180 days may be granted to regain compliance, as long as the Company meets The Nasdaq Capital Market initial listing criteria (except for the bid price requirement).

Seamus Lagan, Chief Executive Officer of Rennova Health, commented, “We are pleased to meet the listing requirements as set forth in Listing Rule 5550(b), and we will continue to monitor our share price and assess our options to maintain our Nasdaq listing with regard to Nasdaq Rule 5550(a)(2).”

About Rennova Health, Inc.

Rennova Health provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

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